UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

STORM CAT ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting of Shareholders

To Be Held on June 18, 2008

DEAR SHAREHOLDERS:

We cordially invite you to attend the Annual General Meeting of the shareholders of Storm Cat Energy Corporation (the “Company”), which will be held on June 18, 2008, at 10:00 a.m., Mountain daylight time, at 8th Avenue SW, Suite 200, 209, Calgary, Alberta, Canada, for the following purposes:

1.	To elect as directors the seven nominees named in the attached proxy statement to serve for one-year terms on the board of directors of the Company;

2.	To ratify the Audit Committee’s selection of and appoint Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual General Meeting of the shareholders or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has fixed the close of business on Monday, May 5, 2008, as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or at any adjournment or postponement thereof. Therefore, shareholders who own common shares of the Company at the close of business on that date are entitled to notice of and to vote at the meeting.

Shareholders who are unable to personally attend the meeting are requested to read the enclosed form of proxy and complete, date, sign and mail the enclosed form of proxy in the accompanying postage prepaid return envelope, or to complete the proxy by telephone or Internet, in accordance with the instructions set out in the form of proxy. If your shares are held in the name of a broker, trust, bank or other nominee and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting.

THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED ITEMS. YOUR VOTE IS VERY IMPORTANT.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

By Order of the Board of Directors,

/s/ Paul Wiesner
Denver, Colorado April 29, 2008	Paul Wiesner Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual General
Meeting of Shareholders to be Held on June 18, 2008.

The Notice of Annual General Meeting, Proxy Statement and the Annual Report are available at
http://www.stormcatenergy.com/2008annualmeeting

-i-

PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Storm Cat Energy Corporation, a corporation organized under the laws of British Columbia, for use at the Annual General Meeting of the shareholders, to be held on June 18, 2008, at 10:00 a.m., Mountain daylight time, or any adjournment or postponement thereof, at 8th Avenue SW, Suite 200, 209, Calgary, Alberta, Canada (the “Annual General Meeting”). The Company maintains its principal executive offices at 1125 17th Street, Suite 2310, Denver, Colorado 80202. We use the terms the “Company,” “Storm Cat,” “we,” “us” and “our” to refer to Storm Cat Energy Corporation in this proxy statement.

Pursuant to new rules promulgated by the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual general meeting, proxy statement and annual report over the Internet at http://www.stormcatenergy.com/2008annualmeeting. These proxy materials are available free of charge.

This proxy statement and the accompanying form of proxy are expected to first be sent or given to shareholders beginning on or about May 12, 2008. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company. All costs of solicitation will be borne by the Company. The Company will pay for preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of the board of directors. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s common shares.

This proxy statement is being sent to both registered and non-registered owners of common shares of the Company. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (1) delivering these materials to you, and (2) executing your proper voting instructions. Please return your voting instructions as specified in the form of proxy. For further information relating to non-registered owners see the discussion below under the heading “Information For Non-Registered (Beneficial) Owners Of Common Shares.”

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying proxy are directors and/or officers of the Company and will represent management of the Company at the Annual General Meeting. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE ANNUAL GENERAL MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE TWO PRINTED NAMES OR BY COMPLETING ANOTHER FORM OF PROXY. A proxy will not be valid unless the completed, dated and signed form of proxy is received by Computershare Investor Services Inc. not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Annual General Meeting or any adjournment thereof, or is delivered to the Chairman of the Annual General Meeting prior to the commencement of the Annual General Meeting or an adjourned meeting. The mailing address of Computershare Investor Services Inc. is 100 University Avenue, 11th Floor, Toronto, Ontario, Canada M5J 2Y1. Registered shareholders may also deposit their proxies through telephone and Internet services made available by Computershare Investor Services Inc. See the attached form of proxy for further instructions.

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, 3000 - 1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 3R3, at any time up to and including the last business day preceding the day of the Annual General Meeting, or if adjourned, any reconvening thereof, to the Chairman of the Annual General Meeting on the day of the Annual General Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation. Proxies in the form enclosed, unless revoked, will be voted at the Annual General Meeting as directed by you on the form or, in the absence of such direction, in favor of Proposals 1 and 2 at the Annual General Meeting.

INFORMATION FOR NON-REGISTERED (BENEFICIAL) OWNERS OF COMMON SHARES

Common shares owned by many shareholders of the Company are not registered on the records of the Company in the beneficial shareholders’ own name. Rather, such common shares are registered in the name of a securities dealer, bank or other intermediary, or in the name of a clearing agency (referred to in this proxy statement as “intermediaries”). Shareholders who do not hold their common shares in their own name (referred to in this proxy statement as “non-registered owners”) should note that only registered shareholders or duly appointed proxyholders are permitted to vote at the Annual General Meeting. A non-registered owner cannot be recognized at the Annual General Meeting for the purpose of voting his common shares unless such holder is appointed by the applicable intermediary as a proxyholder.

Non-registered owners who have not objected to their intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBOs.” Those non-registered owners who have objected to their intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs.”

In accordance with applicable securities regulatory policy (National Instrument 54-101 of the Canadian Securities Administrators) the Company has elected to seek voting instructions directly from NOBOs. The Intermediaries (or their service companies) are responsible for forwarding this proxy statement and the proxy to each OBO, unless the OBO has waived the right to receive them.

Proxy statements sent to non-registered owners who have not waived the right to receive proxy statements are accompanied by a request for voting instructions (a “VIF”). This form is provided instead of a proxy. By returning the VIF in accordance with the instructions noted on it a non-registered owner is able to instruct the registered shareholder how to vote on behalf of the non-registered owner. VIF’s, whether provided by the Company or by an intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF.

In either case, the purpose of this procedure is to permit non-registered owners to direct the voting of the common shares that they beneficially own. If a non-registered owner who receives a VIF wishes to attend the Annual General Meeting or have someone else attend on his behalf, then the non-registered owner may request a legal proxy as set forth in the VIF, which will grant the non-registered owner or his nominee the right to attend and vote at the Annual General Meeting.

IF YOU ARE A NON-REGISTERED OWNER AND WISH TO VOTE IN PERSON AT THE ANNUAL GENERAL MEETING, PLEASE REFER TO THE INSTRUCTIONS SET OUT ON THE “REQUEST FOR VOTING INSTRUCTIONS” (VIF) THAT ACCOMPANIES THIS PROXY STATEMENT.

EXERCISE OF DISCRETION

Common shares represented by proxy are only entitled to be voted on any poll and, where a choice with respect to any matter to be acted upon has been specified in the form of proxy, the common shares will, on a poll, be voted or withheld from voting in accordance with the specification so made.

SUCH COMMON SHARES WILL ON A POLL BE VOTED FOR EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

VOTING AT THE ANNUAL GENERAL MEETING

The common shares of the Company are listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”). The only voting securities of the Company are its common shares. Only shareholders of record at the close of business on May 5, 2008, the date selected as the record date by the board of directors, are entitled to vote their common shares at the Annual General Meeting. Each holder of common shares is entitled to one vote per share of common shares on each matter submitted to the shareholders for vote. At the close of business on April 28, 2008, 81,109,403 common shares were outstanding and entitled to vote.

At least two shareholders of an aggregate of 5% of the issued common shares who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the shareholders present at the Annual General Meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the common shares present at the Annual General Meeting, in person or by proxy, and entitled to vote, and actually cast is necessary for ratification and appointment of the Company’s auditors. If the ratification of the selection and appointment of auditors is not approved, the Audit Committee of the board of directors will review its future selection of auditors.

Abstentions and broker non-votes are not relevant to the election of directors. Abstentions and broker non-vote will have no effect on the vote on the proposal for the ratification and appointment of the Company’s auditors. A “broker non-vote” occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is permitted to vote, but does not vote, on the matter without instructions from you under the AMEX rules.

Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: “FOR” all of the nominees for director named in this proxy statement; and “FOR” ratification and appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Only shareholders and persons holding proxies from shareholders may attend the meeting.  If your shares are registered in your name, you should bring a form of identification to the meeting.  If your shares are held in the name of a broker, trust, bank or other nominee you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

PROPOSAL 1. ELECTION OF DIRECTORS

Storm Cat’s business and affairs are managed under the direction of the board of directors, which is currently comprised of seven members. The size of the board of directors may be fixed from time to time by the board of directors as provided in the Articles of the Company.

The term of office of each of the present directors expires at the Annual General Meeting. At this Annual General Meeting, there are seven nominees for election to the board of directors, each of whom, if elected, will serve until the next annual general meeting of the shareholders or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the British Columbia Business Corporations Act (the “Business Corporations Act”). Management does not contemplate that any of these nominees will be unable to serve as a director. The names of each nominee and continuing director, their respective ages (as of April 29, 2008), the province or state and country in which each is ordinary resident, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. The number of our common shares beneficially owned by each nominee, directly or indirectly, or over which control or direction is exercised, is set out below under “Beneficial Ownership of Voting Securities.”  There are no family relationships among any director, executive officer, or any person nominated or chosen by the Company to become a director.

Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual General Meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Nominees for Director

Joseph M. Brooker (48), Colorado, USA.  Mr. Brooker was appointed our Chief Executive Officer and a director in June 2007.  Mr. Brooker is a petroleum engineer and lawyer with over 25 years of experience in the oil and gas business.  Prior to joining Storm Cat, Mr. Brooker served as Manager of Monday Creek Resources LLC, a Denver-based start-up company, from 2005 to 2007.  Mr. Brooker served from 2003 to 2005 as Vice President and General Counsel of Medicine Bow Energy Corporation, a Denver-based private-equity backed exploration and production company.  Prior to that, from 2000 to 2002 Mr. Brooker served as Vice President of Land and General Counsel of Shenandoah Energy Inc, a Denver-based private-equity-backed exploration and production company.

Robert J. Clark (63), Colorado, USA. Mr. Clark has been our director since January 2006. Mr. Clark is a 40-year veteran of the oil and gas industry. Mr. Clark is President of Bear Cub Energy, LLC, a privately held gas gathering and processing company, which he founded in 2001. In 1995, Mr. Clark formed a predecessor company, Bear Paw Energy LLC, which was sold in early 2001 to Northern Border Partners. Earlier experience included officer positions with Snyder Oil Corporation, Ladd Petroleum Corporation and NICOR, Inc. Mr. Clark currently serves on the board of Evergreen Energy Inc. and is a member of the board of Managers for Bear Cub Energy, LLC and Fluid Compressor Partners LLC. He most recently served on the board of directors for Evergreen Resources, Inc., sold in late 2004, and Patina Oil and Gas Corporation, sold in early 2005.

Michael J. O’Byrne (47), Alberta, Canada. Mr. O’Byrne has been our director since September 2003. Mr. O’Byrne has been involved in the oil and gas business for over 10 years as a Landman, Land Manager and Vice-President, Land. Mr. O’Byrne has been serving as President of OMJ Land Services Ltd. specializing in preparation of joint-venture documentation and other areas of oil and gas administration, since June 1992 and was previously the Vice President of Land and a principal of Golden Eagle Energy, Ltd. He is currently Vice-President, Land for Unbridled Energy, a Canadian public oil and gas company, and a director and Principal of White Max Energy, Ltd., a private oil and gas production company.

Robert D. Penner (64), Alberta, Canada. Mr. Penner has served as our director since January 2005. Mr. Penner is a Chartered Accountant and a graduate member of the Institute of Corporate Directors and was a senior tax partner with KPMG, LLP, from March 1965 until his retirement in April 2004. He has over 35 years of public accounting experience, and specialized in advising clients on Canadian and international tax matters, with a particular emphasis on the taxation and financing of oil and gas and natural resource projects. He is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta and Manitoba. He currently serves as a director of Sustainable Energy Technology Ltd, a manufacturer of energy converters traded on the TSX Venture Exchange; Terra Energy Corporation, a Canadian TSX Venture listed oil and gas company; Corridor Resources Inc., a Canadian TSX listed oil and gas company; and Unbridled Energy Corporation, a Canadian TSX Venture listed oil and gas company.

Jon R. Whitney (63), Colorado, USA. Mr. Whitney has served as our director since May 2006. Mr. Whitney was with Colorado Interstate Gas Company from 1968 to 2001, serving as President and Chief Executive Officer from 1990 until its merger with the El Paso Corporation in 2001. Since 2001, Mr. Whitney has been a member of Peak Energy Ventures, a natural gas consulting company. He is currently a director of American Oil & Gas, Inc.

David G. Wight (67), Alaska, USA. Mr. Wight has served as our director since May 2006. Mr. Wight was President and Chief Executive Officer of Alyeska Pipeline Service Company from July 2000 until his retirement in January 2006. Prior to joining Alyeska, Mr. Wight served as President of BP Amoco Energy Company of Trinidad and Tobago for eight years. Mr. Wight was also previously a director of Alaska Oil and Gas Association, the API and the Association of Oil Pipelines, from which positions he resigned upon his retirement. He is a member of many industry associations, including the Petroleum Engineering Board with the Texas Tech University.

Michael J. Wozniak (53), Colorado, USA. Mr. Wozniak has served as our director since June 2005. Mr. Wozniak was a partner in the Environmental, Natural Resources and Energy Group of the international law firm of Dorsey & Whitney LLP from March 2002 until July 2005, where he also served as Partner-in-Charge of the Denver office. Mr. Wozniak is a current and founding partner of Beatty & Wozniak LLC, a natural resources law firm located in Denver, Colorado. He has been a partner with Beatty & Wozniak LLC since July 2005. Mr. Wozniak is a member of the executive committee of IPAMS, the executive council of the Natural Resources and Energy Law section of the Colorado Bar Association, and is the current Mayor of Cherry Hills Village, Colorado.

The board of directors unanimously recommends a vote “FOR” the election of each of the nominees to serve as a director.

EXECUTIVE OFFICERS

Shown below are the names, ages as of April 28, 2008, and current positions of the executive officers of the Company. There are no family relationships between any of the persons listed below, or between any of such persons and any of the directors of the Company or any persons nominated or chosen by the Company to become a director or executive officer of the Company.

Name	Age	Position
Joseph M. Brooker	48	Chief Executive Officer and Director
Keith J. Knapstad	45	President and Chief Operating Officer
Paul Wiesner	43	Chief Financial Officer, Treasurer and Secretary

Joseph M. Brooker. Mr. Brooker was appointed our Chief Executive Officer and a director in June 2007.  Mr. Brooker’s biography is set forth above under the heading “Nominees for Director.”

Keith J. Knapstad. Mr. Knapstad is our President and Chief Operating Officer. He served as acting President and Chief Executive Officer from March 2007, to July 2007. Mr. Knapstad was the Company’s Executive Vice President and Chief Operating Officer from December 2006 to March 2007 and Vice President, Operations (USA) from April 2005 to December 2006. Prior to joining the Company, Mr. Knapstad was the Manager of Powder River Basin Assets for J. M. Huber Corporation, a privately held corporation with extensive unconventional resource holdings since May 2003. Prior to Huber, Mr. Knapstad worked for Marathon Oil Company from 1990 to 2005 as a senior engineer.

Paul Wiesner. Mr. Wiesner is our Chief Financial Officer, Treasurer and Secretary. He has been the Chief Financial Officer since March 2005 and Secretary and Treasurer since June 2005. Prior to joining the Company, Mr. Wiesner was the Chief Financial Officer for NRT Colorado Inc., a corporation with over 150 employees and 20 locations, from April 2002 to March 2005.

CORPORATE GOVERNANCE

Corporate governance is the process and structure used to direct and manage the business and affairs of an issuer with the objective of enhancing value for its owners. National Instrument 58-101 of the Canada Securities Administrators—Disclosure of Corporate Governance Practices (“NI 58-101”) requires the Company to disclose in this proxy statement a summary of its corporate governance protocols.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics applicable equally to the Company’s directors, officers and employees. The code sets forth, among other things, the Company’s conflict of interest policy and policies for the protection of the Company’s property, proprietary information and integrity of records and financial reports, equal opportunities, political activities and contributions, protection of the health and safety of the Company’s employees, officers and directors.

The Company regards maintaining a culture of ethical business conduct and social responsibility as critically important. Management consistently strives to instill the Company’s principles into the practices and actions of the Company’s management and staff. The board monitors compliance with the code by requiring management and supervisors to assume responsibility for the conduct of those who report to them. This means ensuring that the code is clearly communicated, leading by example, establishing and maintaining controls designed to prevent or detect breaches, appropriately investigating situations which may indicate a breach and dealing appropriately with known breaches. All known or suspected breaches of the code are required to be reported to a supervisor, general manager, the Chief Executive Officer, or the Chief Financial Officer. All known or suspected instances of fraud are required to be reported to the Audit Committee, who report all complaints and allegations to the board of directors for investigation.

The Code of Conduct calls on all directors, officers and employees of the Company to strive to avoid situations that create, have the potential to create, or create the appearance of, a conflict of interest. A director or officer who has a material interest in any transaction or agreement that comes before the board for decision is required to disclose his or her interest to the board members and to abstain from any vote taken on the matter.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.stormcatenergy.com under “Corporate Governance,” on SEDAR at www.sedar.com or in print, without charge, to any shareholder who sends a request to the office of the Secretary of Storm Cat Energy Corporation at 1125 17th Street, Suite 2310, Denver, Colorado 80202.

Board Mandate

The board of directors is responsible for supervising management in carrying on the business and affairs of the Company. Directors are required to act and exercise their powers with reasonable prudence in the best interests of the Company. In discharging its mandate, the board is responsible for the oversight and review of the development of, among other things, the following matters:

•	the strategic planning process of the Company;
•	identifying the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks;
•	planning for succession of management;
•	the Company’s policies regarding communications with its shareholders and others; and
•	the integrity of the internal controls and management information systems of the Company.

In carrying out its mandate, the board relies primarily on management to provide it with regular detailed reports on the operations of the Company and its financial position. The board reviews and assesses these reports and other information provided to it at meetings of the full board and of its committees. Other management personnel regularly attend board meetings to provide information and answer questions, including our President and Chief Operating Officer and our Chief Financial Officer. Directors also consult from time to time with management. At least annually, the board reviews management’s report on its business and strategic plan and any changes with respect to risk management and succession planning.

Board and Committee Information

The board of directors held 13 meetings during 2007. During 2007 each of our incumbent directors, other than J. Scott Zimmerman, attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served for the period during which he was a member.

J. Scott Zimmerman did not stand for reelection in 2007 and his term as director expired in June 2007. Joseph M. Brooker joined the board of directors following the 2007 Annual General Meeting. The attendance record of the directors at board meetings held during 2007 was as follows:

Director	2007 Board of Directors Meetings
Joseph M. Brooker	3 of 3
Robert J. Clark	13 of 13
Michael J. O’Byrne	10 of 13
Robert D. Penner	10 of 13
Jon R. Whitney	13 of 13
David G. Wight	10 of 13
Michael J. Wozniak	12 of 13
J. Scott Zimmerman	7 of 10

The attendance record of the directors at board meetings held in 2008 to date is as follows:

Director	2008 Board of Directors Meetings
Joseph M. Brooker	1 of 1
Robert J. Clark	1 of 1
Michael J. O’Byrne	1 of 1
Robert D. Penner	1 of 1
Jon R. Whitney	1 of 1
David G. Wight	1 of 1
Michael J. Wozniak	1 of 1

Communications with the Board

Interested parties, including our shareholders, desiring to communicate with our board members, including the non-management directors as a group, may do so by mailing a request to our Secretary, Storm Cat Energy Corporation, at 1125 17th Street, Suite 2310, Denver, Colorado 80202. Pursuant to the instruction of the Company’s non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

Shareholder Recommendations of Candidates for Director

Shareholders wishing to recommend candidates to the Nominating Committee for consideration as directors should submit a written recommendation to the office of the Secretary, Storm Cat Energy Corporation, at 1125 17th Street, Suite 2310, Denver, Colorado 80202. The Nominating Committee employs a process for evaluating all candidates for director, including those recommended by shareholders. See the discussion under the heading “Corporate Governance—Nominating Committee.”

Independence

As at the date hereof, the Board of Directors of the Company consists of seven directors, six of whom are independent directors under the applicable listing standards of the AMEX and five of whom are independent directors pursuant to the requirements of NI 58-101. Pursuant to the AMEX listing standards, a director will be considered an independent director if he or she is not an executive officer or employee of the Company and if the board of directors makes an affirmative determination that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is not otherwise deemed not to be independent. Applying the AMEX listing standards, the directors determined that each of Messrs. Clark, Penner, O’Byrne, Whitney, Wight and Wozniak is an independent director.

    Mr. Brooker is not considered to be an independent director under AMEX listing standards because he is currently an executive officer of the Company. In determining whether the members of the board of directors are independent under the AMEX standards, the board took into consideration the arrangements for legal services between the Company and Beatty & Wozniak, P.C., a law firm of which Mr. Wozniak is a partner. The board determined that the arrangements did not affect Mr. Wozniak’s independence under the listing standards of AMEX. See “Related Party Transactions” for more information.

    Pursuant to NI 58-101 a director is considered independent if he has no direct or indirect relationship with the Company which could, in the view of the board, reasonably be expected to interfere with the exercise of his independent judgment, and is not otherwise deemed not to be independent. Applying the criteria in NI 58-101, each of Messrs. Clark, O’Byrne, Penner, Whitney and Wight is an independent director. Mr. Brooker is not considered to be an independent director because he is currently an executive officer of the Company. Mr. Wozniak is not considered to be an independent director under NI 58-101 due to the arrangements for legal services between the Company and Beatty & Wozniak, P.C., a law firm of which Mr. Wozniak is a partner. See “Related Party Transactions” for more information.

The independent members of the board believe that their majority on the board, their sophistication and their knowledge of the Company’s business are sufficient to facilitate the functioning of the board independently of management and to provide for open and candid discussion among the independent directors.

Executive Sessions

The independent directors hold regularly scheduled meetings without the non-independent directors and other members of management in attendance and are able to hold such meetings whenever they wish.

Attendance at Annual General Meetings

We encourage, but do not require, our board members to attend our annual general meeting of shareholders. Last year, each of our directors serving at the time of the annual general meeting, other than Mr. Zimmerman, attended the annual general meeting of shareholders.

Committees

Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each of the standing committees, other than the Executive Committee, is comprised entirely of independent directors. Copies of the charter for each standing committee, other than the Executive Committee which has not formally adopted a charter, are available on our website at www.stormcatenergy.com under “Corporate Governance.”

The functions performed by each of the committees are briefly described below.

     Audit Committee

The members of the Audit Committee during 2007 and as of the date of this proxy statement are Messrs.  Clark, Penner and Whitney. Mr. Penner is the Chairman of the Audit Committee. The Audit Committee met five times during 2007. The Audit Committee has the responsibility of assisting the board of directors’ oversight of the quality and integrity of the Company’s financial statements and other financial information, the compliance of such statements and information with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal accounting procedures and the independent registered public accounting firm. The Audit Committee operates under an Audit Committee charter adopted by our board of directors, a copy of which is available on our website at www.stormcatenergy.com under “Corporate Governance.”

The members of the Audit Committee do not have fixed terms for holding their positions and are appointed by, and may be replaced by, the board of directors. Each of the members serving on our Audit Committee satisfies the standards for independence of AMEX and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financial literate and Mr. Penner qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

     Compensation Committee

The members of the Compensation Committee during 2007 and as of the date of this proxy statement are Messrs. O’Byrne, Wight and Wozniak. Mr. Wozniak is the Chairman of the Compensation Committee. The Compensation Committee met two times during 2007. The Compensation Committee is responsible for assisting the board of directors in discharging their responsibilities relating to compensation of officers and directors and overseeing the Company’s compensation structure, including equity compensation plans and benefit programs. The Compensation Committee has the authority to retain, at the Company’s expense, outside consultants, legal counsel and other advisors as it deems appropriate to assist it in its performance of its responsibilities, including the authority to approve such advisors’ fees and other engagement terms. The Compensation Committee’s duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s executive officers, evaluating their performance, and as a committee, determining and recommending our executive officers’ compensation levels based on such evaluations. The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis with our management, and based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement. The Compensation Committee operates under a Compensation Committee charter adopted by our board of directors, a copy of which is available on our website at www.stormcatenergy.com under “Corporate Governance.”

The members of the Compensation Committee do not have fixed terms for their positions, are appointed by, and may be replaced by, the board of directors. Each of the members of the Compensation Committee satisfies the standards for independence of AMEX.

    Nominating Committee

The members of the Nominating Committee during 2007 and as of the date of this proxy statement are Messrs. Clark, O’Byrne and Wozniak. Mr. Wozniak is the Chairman of the Nominating Committee. The Nominating Committee met one time during 2007.  The Nominating Committee is responsible for assisting the board of directors in identifying individuals qualified to be members of the board of directors, to recommend director nominees, to assist the board in the event of any vacancy on the board and to recommend qualified individuals to fill any vacancies, and to recommend to  the board director nominees for board committees. The mandate of the Nominating Committee includes overseeing the effective functioning of the board, which includes a periodic review of the effectiveness of the board as a whole and of the composition of the board. To date, given the small size of the board and the frequency with which its meetings are held, the board has not found it necessary to institute any formal process in order to satisfy itself that the board, its committees and its individual directors are performing effectively. The Nominating Committee is entitled to rely, in good faith, on information, opinions, reports of statements or other information prepared by officers or other employees of the Company, counsel, public accounts or other persons of similar professional competence. The Nominating Committee operates under a Nominating Committee charter adopted by the board of directors, a copy of which is available at www.stormcatenergy.com under “Corporate Governance.”

The members of the Nominating Committee do not have fixed terms for their positions, are appointed by, and may be replaced by, the board of directors. Each of the members of the Nominating Committee satisfies the standards for independence of AMEX.

    Executive Committee

The Executive Committee was formed in June 2006. The members of the Executive Committee during 2007 were Messrs. Clark, Wight and Zimmerman. Mr. Zimmerman was a member of the Executive Committee until expiration of his term as director in June 2007.  The Executive Committee met two times during 2007.  The board decided to dissolve the Executive Committee in June 2007.

Other Directorships

For information respecting our directors that serve as directors of any other publicly-owned corporations or issuers that are reporting issuers or the equivalent in Canada or elsewhere see “Proposal 1. Election of Directors” above.

Position Descriptions

The board has not adopted written position descriptions for the chairman of the board and the chairman of each board committee, on the basis that the role of the chairman is well understood by all of the directors. The board has also not adopted a written position description for the Chief Executive Officer, Mr. Brooker, on the basis that his role and responsibilities are well understood by him and by the directors.

Orientation and Continuing Education

The board does not have a formal orientation and education program for new directors. Upon joining the board in June of 2007, Joseph M. Brooker was provided with an orientation program regarding the role of the board, its committees and its directors, and the nature and operation of the Company’s current and past business. He was also provided with a copy of the Company’s policies which include the Code of Business Conduct, Disclosure Policy, Insider Trading Policy, AFE Policy, Delegation of Authority, Hedging Policy, Purchase Policy, Complaints Procedures and Employee Handbook. New directors are also provided with the Audit and Compensation Committee Charters. The board encourages directors to participate in continuing education opportunities in order to ensure that the directors may maintain or enhance their skills and abilities as directors, and maintain a current and thorough understanding of the Company’s business.

Director Compensation For 2007

On June 20, 2007, the Compensation Committee approved an amended director compensation policy (the “Director Compensation Policy”) that was adopted and approved by the board of directors on June 21, 2007.  Under the Director Compensation Policy, each director receives a one-time grant of 100,000 common share options under the Storm Cat Energy Corporation Amended and Restated Share Option Plan (or any successor plan) within 30 days of the date of his or her initial appointment or election to the board, which options will vest 1/3rd every six months, over an eighteen months period from the date of grant, provided that such options are subject to immediate vesting upon change of control of the Company.

Each director that has served for a complete year, which is the period from the Annual General Meeting at which the director was last elected to May 31 of the following year, is deemed to have earned 15,000 fully-vested common share options as at the close of business on May 31 of each year.  Such options will be treated as having been earned for past services to the Company such that both continuing and retiring Directors that have served for the year then just completed will be awarded the options effective on June 1 of each year.

Each director elected to the board at the Annual General Meeting is, in addition to the above-described grants of stock options, entitled to a grant of RSUs under the Storm Cat Energy Corporation Restricted Share Unit Plan (or any successor plan) entitling the director to acquire 5,000 common shares.  The RSUs vest as to 1,250 common shares at the end of each quarter.  Directors who join the board between Annual General Meetings will be entitled to a grant of RSUs entitling the director to acquire 1,250 common shares for each full quarter remaining prior to the Company’s next expected Annual General Meeting, vesting as to 1,250 common shares at the end of each quarter.

In addition to the equity awards described above, the Director Compensation Policy provides for annual cash compensation in the form of a retainer of $1,000 per quarter, plus additional amounts of: (a) $1,000 per meeting for physical attendance at any quarterly board meeting, (b) $500 per meeting for participation by telephone in a quarterly board meeting; and (c) $500 per meeting for any other board meeting over 30 minutes in duration, and an additional $500 if any such meeting is over two hours in duration. Board members are also entitled to receive $1,000 per year for service on each board committee, plus an additional $2,500 per year for service as a chair of any board committee.  No additional amounts are paid for participation in board committee meetings. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board and board committee meetings.

Prior to adoption of the amended Director Compensation Policy in June 2007, directors were granted unrestricted RSUs at the end of a quarter as compensation for service for that quarter.  During 2007, our non-employee directors received compensation in the form of cash fees, options and stock awards as further described below. Compensation paid to Mr. Brooker, who became our Chief Executive Officer as well as our director during 2007, and Mr. Zimmerman, our former President and Chief Executive Officer and a former director, for their service as directors is shown in the "2007 Summary Compensation Table" on page 15.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Robert J. Clark	$20,000	$9,937	$16,531	$46,467
Michael J. O'Byrne	$16,500	$9,937	$34,857	$61,293
Robert D. Penner	$16,500	$9,937	$34,857	$61,293
Jon R. Whitney	$15,000	$9,937	$36,189	$61,126
David G. Wight	$15,500	$9,937	$36,189	$61,626
Michael J. Wozniak	$21,000	$27,714	$33,847	$82,561

(1)
The amounts represent the portion of the fair value of RSUs recognized as expense during 2007 for financial statement reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with SFAS No. 123R, “Share Based Payment” (“SFAS 123R”), converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565. The amounts do not represent cash payments made to the directors or amounts realized. Under SFAS 123R, the fair value of RSUs granted to directors is recognized ratably over the vesting period. There were no forfeitures of RSUs by directors during the year ended December 31, 2007.

The grant date fair value of each RSU award is computed in accordance with SFAS 123R based on the closing price of Storm Cat common shares on the date of grant. Each non-employee director received (i) 3,750 unrestricted RSUs on April 2, 2007 for board service during the third and fourth quarters of 2006 and the first quarter of 2007, having an aggregate grant date fair value of $26,280, (ii) 1,250 unrestricted RSUs on June 21, 2007 for board service during the second quarter of 2007, having an aggregate grant date fair value of $9,988, and (iii) 5,000 RSUs on June 21, 2007 for board service during the third and fourth quarters of 2007 and the first and second quarters of 2008 that vests in equal installments at the end of each quarter, having an aggregate grant date fair value of $39,952.  In addition, Mr. Wozniak received 25,000 unrestricted RSUs on September 19, 2007 for his service as lead director of our board of directors, having an aggregate grant date fair value of $17,777.

As of December 31, 2007, each of our non-employee directors held 2,500 outstanding RSUs..

(2)
The amounts represent the portion of the fair value of options recognized as expense during 2007 for financial statement reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with SFAS No. 123R, converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565. The amounts do not represent cash payments made to the directors or amounts realized. Under SFAS 123R, the fair value of options granted to directors is recognized ratably over the vesting period. There were no forfeitures of options by directors during the year ended December 31, 2007.  See details of the assumptions used in valuation of the options in Note 7 to the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K filed for the year ended December 31, 2007.  To obtain a free copy of the Form 10 K please see “Additional Information” below.

On June 21, 2007, each of our non-employee directors was granted 15,000 fully-vested options for board service the previous twelve months having an aggregate grant date fair value of $72,782.  The grant date fair value of each option award is computed in accordance with SFAS 123R based on the assumptions referenced above and an exercise price of $1.14 (as converted into US dollars based on the exchange rate on the date of grant).

As of December 31, 2007, our non-employee directors held the following outstanding options:  Mr. Clark – 115,000, Mr. O’Byrne – 280,000, Mr. Penner – 130,000, Mr. Whitney – 115,000, Mr. Wight – 115,000, and Mr. Wozniak 130,000.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows information with respect to beneficial ownership of our common shares, as of April 28, 2008, for:

•	each of our directors and our executive officers listed in the summary compensation table provided below, whom we refer to as our named executive officers;

•	all of our current directors and current executive officers as a group; and

•
each person known by us, including based upon our review of documents filed by them with the SEC in respect of the ownership of our common shares, to beneficially own five percent or more of our common shares.

We have calculated the percentage of beneficial ownership based on a total of 81,109,403 common shares outstanding as of the close of business on April 28, 2008.

	Common Shares
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors
Joseph M. Brooker(2)	801,841	*
Michael J. O’Byrne(3)	352,297	*
Robert D. Penner(4)	238,750	*
Michael J. Wozniak(5)	198,750	*
Robert J. Clark(6)	521,098	*
Jon R. Whitney(7)	249,384	*
David G. Wight(8)	290,236	*
J. Scott Zimmerman(9)	3,039,141	3.68
Executive Officers
Paul Wiesner(10)	526,579	*
Keith J. Knapstad(11)	420,000	*
Donald R. Martin(12)	4,000	*
All current directors and current executive officers as a group (9 persons)	3,613,935	4.35
Five Percent Shareholders
Trapeze Capital Corp.(13)	27,839,186	29.22
GLG North American Opportunity Fund(14)	8,457,007	9.44
Touradji Capital Management(15)	4,139,463	5.10
William Herbert Hunt Trust Estate(16)	4,273,504	5.01
UBS AG Canada Branch(17)	4,273,504	5.01

*	Represents less than 1%.

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated otherwise by footnote, the address for each listed director and executive officer is 1125 17th Street, Suite 2310, Denver, Colorado 80202. The number of common shares outstanding used in calculating the percentage for each listed person includes the common shares underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of April 28, 2008, but excludes common shares underlying warrants or options held by any other person.

(2)	Includes 66,666 options to purchase common shares. Also includes 704,225 common shares in the name of Buckeye Ventures, LLC, of which Mr. Brooker is the manager and his family are the members.

(3)	Includes 280,000 options to purchase common shares and 8,547 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(4)	Includes 130,000 options to purchase common shares.

(5)	Includes 130,000 options to purchase common shares.

(6)	Includes 115,000 options to purchase common shares and 42,735 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(7)	Includes 115,000 options to purchase common shares.

(8)	Includes 115,000 options to purchase common shares and 25,641 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(9)
Includes 23,000 common shares and 125,000 options to purchase common shares held by Mr. Zimmerman’s spouse, 1,415,000 options to purchase common shares and 25,641 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes. Mr. Zimmerman resigned as the President and Chief Executive Officer effective as of April 9, 2007. Pursuant to the Separation Agreement between the Company and Mr. Zimmerman, the Company agreed to accelerate Mr. Zimmerman’s outstanding unvested stock options and agreed to extend the expiration date of Mr. Zimmerman’s options from 90 days after the effective date of Mr. Zimmerman’s term as a director expired as set forth in the original terms of the option award until the original expiration date of each of the options. The information for Mr. Zimmerman is based on information the Company had on June 21, 2007.

(10)	Includes 400,000 options to purchase common shares and 21,368 common shares issuable upon the conversion of our Series B Convertible Subordinated Notes.

(11)	Includes 400,000 options to purchase common shares.

(12)
Mr. Martin resigned as Vice President of Canadian and International Operations on July 9, 2007, effective July 31, 2007. As of Mr. Martin’s resignation, all unvested stock options were terminated and all vested options remained exercisable for 90 days after July 31, 2007. The information for Mr. Martin is based on information the Company had on July 31, 2007.

(13)
The 27,839,186 shares represent 13,682,776 common shares and 14,156,410 common shares issuable upon the conversion of our Series A and Series B Convertible Subordinated Notes due March 31, 2012. Amounts shown are beneficially owned by Trapeze Asset Management Inc. and Trapeze Capital Corp., 1346049 Ontario Limited and Randall Abramson, related parties that filed a Schedule 13D/A as a group with the SEC on April 10, 2008. The address for the group is 22 St. Clair Avenue East, 18th Floor, Toronto, Ontario, Canada  M4T 2S3.

(14)
The 8,457,007 shares represent common shares issuable upon the conversion of our Series A and Series B Convertible Subordinated Notes due March 31, 2012. Amounts shown are beneficially owned by GLG North American Opportunity Fund, GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman, related parties that filed a Schedule 13G/A as a group with the SEC on February 14, 2008. The address for the group is 1 Curzon Street, London I1J 5HB, United Kingdom.

(15)
This information was derived from the Schedule 13G/A filed by Touradji Capital Management LP, Touradji Global Resources Master Fund, Ltd. and Paul Touradji with the SEC on February 14, 2008. The address for the group is 101 Park Avenue, 48th Floor, New York, NY 10178.

(16)
The 4,273,504 shares represent common shares issuable upon the conversion of our Series A and Series B Convertible Subordinated Notes due March 31, 2012. The address for William Herbert Hunt Trust Estate is 1601 Elm Street, Suite 3400, Dallas, Texas 75201.

(17)
The 4,273,504 shares represent common shares issuable upon the conversion of our Series A and Series B Convertible Subordinated Notes due March 31, 2012. The address for UBS AG Canada Branch is 161 Bay Street, Suite 4100, P.O. Box 617, Toronto, Ontario, Canada M5J 2S1.

AUDIT COMMITTEE REPORT

Our Audit Committee reviews our financial reporting process on behalf of our board of directors. On June 23, 2005, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our Annual Report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2007 Annual Report on Form 10-K with our management and our independent registered public accounting firm, Hein & Associates LLP. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. Hein & Associates is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Hein & Associates is also responsible for expressing an opinion on the effectiveness, and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with Hein & Associates the matters requiring discussion by Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from Hein & Associates required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with Hein & Associates their independence from Storm Cat and its management. The Audit Committee has also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us is compatible with maintaining Hein & Associates’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted on April 29, 2008, by the members of the Audit Committee of the board of directors.

Robert D. Penner, Chairman
Robert J. Clark
Jon R. Whitney

In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

Hein & Associates, LLP, served as our independent registered public accounting firm for the year ended December 31, 2007, and has been selected to serve as our independent registered public accounting firm for the current year. For the years ended December 31, 2006, and December 31, 2007, we incurred fees for services from Hein & Associates as discussed below.

•
Audit Fees. The aggregate fees billed for professional services rendered by Hein & Associates for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q were approximately $148,068 for the year ended December 31, 2006, and approximately $225,000 for the year ended December 31, 2007. For the years ended December 31, 2006, and December 31, 2007, such fees included fees for Hein & Associates’ examination of managements’ assessment of the effectiveness, and the effectiveness, of the Company’s internal control over financial reporting.

•
Audit-Related Fees. The aggregate fees billed for professional services rendered by Hein & Associates for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $13,605 for the year ended December 31, 2006, and $0 for the year ended December 31, 2007.

•
Tax Fees. The aggregate fees billed for professional services rendered by Hein & Associates related to federal and state tax compliance, tax advice and tax planning were approximately $24,757 for the year ended December 31, 2006, and $33,000 for the year ended December 31, 2007. All of these services are permitted non-audit services.

•
All Other Fees. The aggregate fees for professional services rendered by Hein & Associates for their services relating to Sarbanes-Oxley Act compliance was approximately $48,475 for the year ended December 31, 2006, and $0 for the year ended December 31, 2007.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm on a case-by-case basis unless such non-audit services which are not pre-approved are reasonably expected not to constitute, in the aggregate, more than 5% of the fees paid to our independent registered public accounting firm for that year, were not recognized, and are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Compensation Philosophy and Objectives

The Compensation Committee and the board of directors has responsibility for establishing, implementing and monitoring the Company’s overall executive compensation policies and practices.  Our named executive officers in this proxy statement include our principal executive officer, our principal financial officer, our President and Chief Operating Officer as well as our former Vice President, Canadian and International Operations who resigned in July 2007 and our former President and Chief Executive Officer who resigned in April 2007.  Storm Cat has no other executive officers. The board has operated pursuant to a compensation philosophy of providing short- and long-term initiatives to attract qualified individuals during the initial growth phase of the Company’s development and to drive the Company’s financial performance by providing monetary and equity awards that are linked to the success of the Company and returns to shareholders. Historically, compensation decisions have been made at the board’s discretion in the context of personnel needs and the Company’s performance.

The Compensation Committee and the board evaluates both the Company’s performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions with the skills and experience necessary to implement the Company’s business objectives. In order to remain competitive in the market for executive talent, the Compensation Committee evaluates executive compensation levels at similarly situated companies (the “Peer Group”). The Compensation Committee selected the Company’s Peer Group after an examination of oil and gas companies focused on exploration and development of unconventional reserves, with similar property holdings. The Peer Group for compensation decisions in 2006 and 2007 consisted of Carrizo Oil & Gas, Inc., Double Eagle Petroleum Co., Galaxy Energy Corporation, Gasco Energy, Inc., Kodiak Oil & Gas Corp., NGAS Resources, Inc., Teton Energy Corporation, Torrent Energy Corporation and Warren Resources, Inc.

The Compensation Committee considers four primary components of compensation when evaluating compensation of our named executive officers. The primary elements consist of:

•	Base Salary;

•	Annual Cash Bonus;

•	Long-Time Incentives (Stock Options and Restricted Share Units); and

•	Benefits packages.

The award of base salary, annual cash bonus, long-term incentives and benefit packages are in the complete discretion of the Compensation Committee in accordance with its charter; however, the historical practice of the Company has been for the board to ratify all compensation decisions of the Compensation Committee. This permits the Compensation Committee and the board to control and tailor compensation levels based on the Company’s and each named executive officer’s individual performance. Base salary is intended to provide the basic level of market competitive compensation. The Compensation Committee evaluates base salaries at the Peer Group companies in order to assist it in setting base salary levels that will attract and retain key employees.

Annual cash bonuses are provided at the end of the year and awarded dependent upon the Company’s and each named executive officer’s individual performance during the year. The Compensation Committee evaluates the Company’s stock performance, revenues, acquisition and exploration activities and other achievements.

The Company’s long term incentives consist of stock options and restricted share units, or RSUs, pursuant to our Amended and Restated Share Option Plan and our Restricted Share Unit Plan, both adopted in June 2006.  The Compensation Committee awards long term incentives to align the interests of the executives with those of shareholders. Upon joining the Company, executives are granted stock options or RSUs on a case-by-case basis. Our named executive officers may also be awarded stock options or RSUs one or more times throughout the year to focus the executive’s efforts on the Company’s stock performance. All equity awards are approved by the Compensation Committee and ratified by the board of directors. The Compensation Committee’s practice is to award stock options with exercise prices based on the closing market price of the Company’s common shares on the date of the grant. Historically, the Compensation Committee has awarded long term incentives with eighteen month vesting periods in order to incentive focus on the Company’s stock performance during its first three years of operations. Starting in 2007, the Compensation Committee has extended vesting periods to twenty-four months to improve the retentive value of the awards and to incentivize the Company’s long term growth.

Currently, the Company does not use perquisites to compensate its named executive officers. The Compensation Committee and the board has determined to provide all employees with the same benefits packages, and thus, named executive officers do not receive any perquisites or benefits beyond those offered to all of the Company’s employees. The Company does not provide pension benefits to any named executive officers or any of its employees.

The Compensation Committee in determining compensation awards does not typically set an allocation or “weight” attributable to each element of compensation. All elements of compensation are considered each year to determine appropriate levels of base salary, annual cash incentives, long term incentives and benefits in order to attract, retain and motivate the Company’s named executive officers.

The amounts of compensation awarded by the Compensation Committee to our named executive officers, other than the Chief Executive Officer, is based in part on the recommendations of the Chief Executive Officer and in most cases, tracks the Chief Executive Officer’s recommendations. The Compensation Committee makes, and the board ratifies, all determinations regarding compensation awards, with named executive officers, including any serving as a director, excluded from the process.

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company’s proxy statement for the following fiscal year, excluding chief financial officer, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold, the Compensation Committee believes that Section 162(m) will not reduce the tax deductions that would be available to the Company for executive compensation in 2007 or for compensation awards to be granted to the Company’s executives in the future. The Company policy is to qualify to the extent reasonable for executive compensation for deductibility under applicable tax laws.

In April 2008, the Compensation Committee adopted a formalized incentive compensation plan with identified performance targets to attract and retain key employees and link rewards granted to named executive officers to Company performance. This plan is discussed further below under the heading “Contemplated Changes in Executive Compensation.”

Compensation Elements In 2007

Base Salary

Base salaries for the named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions amongst the Peer Group, and an executive’s ability to contribute to the Company’s success.  The Company does not have employment agreements with any of its named executive officers that require the setting of salary levels. Each named executive officer is paid a base salary that is reviewed annually by the Compensation Committee and the board.  Salary adjustments take into account salary adjustments amongst the Company’s Peer Group and other similarly situated companies, the success and growth of the Company, including its stock performance, and the context of a named executive officer’s role, responsibilities, experience, tenure, individual performance and contribution to the Company’s results. The actual base salaries paid to the named executive officers in 2007 are disclosed in the “2007 Summary Compensation Table” on page 15.

Annual Bonuses

The Compensation Committee awards annual cash bonuses at its discretion and upon ratification by the board. After taking into consideration the Company’s performance during year 2007, the Compensation Committee determined, and the board concurred, not to award any cash bonuses to its named executive officers for year 2007.

Equity-Based Awards

Similar to the annual cash bonuses, stock options and RSUs are awarded at the Compensation Committee’s discretion upon ratification by the board. Upon ratification by the board, the Compensation Committee awarded 20,000 unrestricted RSUs, together with a small cash payment to offset the tax liability associated with such grant, to each of our President and Chief Operating Officer and Chief Financial Officer for their assistance and dedication through the transition after the resignation of the Company’s former Chief Executive Officer and the appointment of Mr. Brooker as the Company’s Chief Executive Officer in June 2007.  In connection with Mr. Brooker’s appointment as our Chief Executive officer, the Compensation Committee approved a grant of 200,000 stock options that vest ratably over twenty-four months on July 5, 2008, January 5, 2009 and July 5, 2009.  Mr. Brooker also received 100,000 stock options in accordance with the Director Compensation Policy that vest ratably over eighteen months on December 21, 2007, June 21, 2008 and December 21, 2008.  All options have an exercise price on the closing market price of the Company’s common shares on the TSX on the date of the grant.  The level and exercise prices of awards to each named executive officer is reflected in the “2007 Grants of Plan-Based Awards” table on page 17.

Benefits

In 2007, executives were eligible for health and welfare benefits on the same terms and conditions as benefits available to the Company’s eligible employees.  These benefits included health and dental coverage, AD&D coverage, term life insurance coverage, as well as a 401(k) savings plan. Historically and in 2007, contributions to 401(k) savings plans were not matched by the Company.

Potential Payments Upon Termination

The Company has not entered into employment agreements or stand-alone change in control or severance agreements with any of its named executive officers or other employees.  On September 19, 2007, the board of directors, upon the recommendation of and approval by the Compensation Committee, adopted and approved a Change in Control Severance Pay Plan, or the Severance Plan.  The Severance Plan is effective only in the event of a change in control, as defined in the Severance Plan, of the Company.  Upon the occurrence of such a change in control, the Company will pay an employee, if the Company terminates such employee’s employment other than for cause, as defined in the Severance Plan, or if the employee terminates employment due to death or for good reason, as defined in the Severance Plan, during the change in control period, the following amounts: (i) the accrued obligations of the Company owing to the employee, including base salary owed to date, the employee’s annual bonus on a pro rata basis and any accrued vacation pay not already paid; and (ii) additional severance benefits to three tiers of employees as follows:

•
Tier 1 Employees: Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer.  An amount equal to two times the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 1 Employee is eighteen months.

•
Tier 2 Employees: All employees that are not Tier 1 Employees and that have been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to one time the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 2 Employee is twelve months.

•
Tier 3 Employees: All employees that are not Tier 1 Employees and that have NOT been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to the employee’s monthly compensation (one-twelfth of annual base salary) for each consecutive month period of service with the Company (rounded to the nearest month), up to a maximum severance benefit of eleven times the Employee’s monthly compensation and a minimum severance benefit of two times the employee’s monthly compensation.

An employee must execute a waiver and release agreement with respect to the employee’s potential claims concerning his or her employment or separation in the form provided by the Company to be eligible for the above Tier 1, Tier 2 or Tier 3 severance benefits.  Such severance benefits are contingent upon the completion of the change in control and may be offset against certain other amounts owing or offers made to the employee.  Tier 1 and Tier 2 Employees may be eligible for the continuation of certain other benefits, and all employees may be eligible for payment of other benefits owing to them.  If a change in control causes any payments to Tier 1 or Tier 2 Employees to be subject to additional excise tax, such Tier 1 and Tier 2 Employees shall be entitled to an additional gross-up payment equal to the amount of the excise tax.  Payments to Tier 3 Employees may be subject to further limitations if considered “parachute payments” as defined under the tax code.  If any employee is terminated for cause, such employee shall be entitled only to his or her annual base salary and other benefits through the date of termination.  All equity compensation grants made to an employee by the Company and outstanding at the time of a change in control shall be accelerated and vest 100%.

Contemplated Changes in Executive Compensation

The Compensation Committee recently adopted a formalized annual incentive compensation plan for 2008 with identified performance targets to attract and retain key employees and link rewards granted to named executive officers to Company performance. The annual incentive plan includes objective performance criteria such as growth in net asset value, production and EBITDA, as well as subjective discretion by the Compensation Committee to adjust awards based on the Company’s overall success and individual merit.  The Compensation Committee has set a target award opportunity as a percentage of base salary based on their position and level of responsibility in the Company.  The amount of any annual cash incentive award will be based on achievement of the Company’s goals in the three performance categories listed above.  Each of the performance categories has been weighted accordingly and performance targets have been established in order to payout awards at a minimum threshold level, a target level and a maximum outstanding level.  If the Company fails to achieve the minimum threshold level of performance for a measure, then no payout for that measure will be made.  Achievment at the threshold level will generally payout 25% of the target award opportunity and achievement at the target and outstanding levels will generally payout at 100% and 200%, respectively, of the target award opportunity.  Any payout will be subject to the discretion of the Compensation Committee to consider other subjective factors it deems appropriate.

All of the Company’s employees and name executive officers will participate in this new compensation plan. Target performance for the named executive officers will be set by the Compensation Committee and reviewed on an annual basis. Target performance levels for the remaining employees will be set by the Chief Executive Officer and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the board of directors (and our board of directors approved) that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted on April 29, 2008 by the members of the Compensation Committee of the board of directors.

Michael J. Wozniak, Chairman
David G. Wight
Michel J. O’Byrne

In accordance with the rules and regulations of the SEC, the above report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)		All Other Compensation (3)		Total
Joseph M. Brooker, Chief Executive Officer(4)	2007	$105,500	—	$54,045	$152,851		—		$312,396

Paul Wiesner, Chief Financial Officer and Secretary	2007	$160,000	—	$20,771	$79,682		$10,000		$270,453
	2006	$153,750	—	—	$330,295		—		$484,046

Keith J. Knapstad, President and Chief Operating Officer(5)	2007	$173,125	—	$22,456	$79,682		$10,000		$285,263
	2006	$150,417	—	—	$330,321		—		$480,738

Donald R. Martin, Former Vice President, Canadian and International Operations(6)	2007	$101,309	—	—	—		—		$101,309
	2006	$152,086	—	—	$337,819		—		$489,905

J. Scott Zimmerman, Former President and Chief Executive Officer(7)	2007	$70,664	—	$5,181	$391,526	(8)	$350,000	(9)	$817,371
	2006	$217,760	—	$8,247	$454,566		—		$678,573

(1)
The amounts represent the portion of the fair value of RSUs recognized as expense during 2007 and 2006 for financial statement reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with SFAS No. 123R, converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565 and for 2006 of C$1.00: US$0.88206. The amounts do not represent cash payments made to the named executive officers or amounts realized. Under SFAS 123R, the fair value of RSUs granted to our named executive officers is recognized ratably over the vesting period. There were no forfeitures of RSUs by any named executive officers during 2007 and 2006.

See the “2007 Grants of Plan-Based Awards” table for information on RSUs awarded in 2007.

(2)
The amounts represent the portion of the fair value of options recognized as expense during 2007 and 2006 for financial statement reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with SFAS No. 123R, converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565 and for 2006 of C$1.00: US$0.88206. The amounts do not represent cash payments made to the named executive officers or amounts realized. Under SFAS 123R, the fair value of options granted to the named executive officers is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 7 to the Company’s audited consolidated financial statements included in the Annual Report on Form 10 K filed for the year ended December 31, 2007, and in Note 3 to the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K filed for the year ended December 31, 2006. To obtain a free copy of the Form 10 K please see “Additional Information” below.

There were no forfeitures of options awards by named executive officers during 2006 and 2007, other than 66,666 option awards forfeited by Mr. Martin upon his resignation as described in note (5) to this 2007 Summary Compensation Table.

See the “2007 Grants of Plan-Based Awards” table for information on options awarded in 2007.

(3)
Other than with respect to Mr. Zimmerman as described below in note (9) to this 2007 Summary Compensation Table, amounts represent cash payments to each of Messrs. Wiesner and Knapstad as a “gross-up” payment related to their tax liability upon the grant of RSUs.

(4)
On June 20, 2007, the board of directors appointed Mr. Brooker to serve as the Company’s Chief Executive Officer, effective as of July 2, 2007.  Mr. Brooker’s initial salary as Chief Executive Officer is $200,000 per year.

On June 21, 2007, after the Annual General Meeting, the board of directors appointed Mr. Brooker as a director of the Company.  The amounts reflected show Mr. Brooker’s compensation as both Chief Executive Officer and director. Specifically, the amounts reported include the following compensation with respect to Mr. Brooker’s service as a director:

Year	Salary	Stock Awards	Option Awards
2007	$5,500	$54,045	$152,851

The amounts for stock awards and option awards were computed in accordance with SFAS 123R as specifically described in notes (1) and (2) to this 2007 Summary Compensation Table.  For further information on the equity awards granted to Mr. Brooker in connection with his 2007 director service see the “2007 Grants of Plan-Based Awards” table.

(5)
On June 20, 2007, the board of directors appointed Keith Knapstad, who had been serving as the Company’s Acting President and Chief Executive Officer since March 9, 2007, to serve as the Company’s President and Chief Operating Officer, effective as of July 2, 2007.  Prior to March 9, 2007, Mr. Knapstad had been serving as our Executive Vice President and Chief Operating Officer.  Mr. Knapstad’s annual salary was increased from $165,000 to $180,000 in connection with this appointment.

(6)	Mr. Martin resigned as Vice President of Canadian and International Operations on July 9, 2007, effective July 31, 2007.

(7)
Mr. Zimmerman resigned as President and Chief Executive Officer on and effective April 9, 2007. Mr. Zimmerman did not stand for re-election at last year’s Annual General Meeting and his term as a director expired on June 21, 2007.  The amounts reported include Mr. Zimmerman’s compensation as both President and Chief Executive Officer and director.  Specifically, the amounts reported include the following compensation with respect to Mr. Zimmerman’s service as a director:

Year	Salary	Stock Awards	Option Awards
2007	$8,500	$5,181	$391,526
2006	$11,500	$8,027	$397,252

The amounts for stock awards and option awards were computed in accordance with SFAS 123R as specifically described in notes (1) and (2) to this 2007 Summary Compensation Table.  For further information on the equity awards granted to Mr. Zimmerman in connection with his 2007 director service see the “2007 Grants of Plan-Based Awards” table.

(8)
On May 18, 2007, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Zimmerman.  Pursuant to the Separation Agreement, the Company agreed to accelerate Mr. Zimmerman’s outstanding unvested stock options and agreed to extend the expiration date of Mr. Zimmerman’s options from 90 days after the effective date of Mr. Zimmerman’s expiration of his term as a director as set forth in the original terms of the option award until the original expiration date of each of the options.  As a result of such modifications, the options set forth below were subject to the retirement eligibility provisions of SFAS 123R, which resulted in acceleration of expense recognition of $246,787 converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565. The incremental fair value, computed as of the modification date in accordance with SFAS 123R, with respect to the modified options is $392,522, converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565.

Original Grant Date	Modified Grant Date	Option Shares Outstanding	Expiration Date Upon Director Term Expiration	Expiration Date As Modified
8/25/2004	5/18/2007	900,000	9/19/2007	8/25/2009
3/9/2006	5/18/2007	300,000	9/19/2007	3/9/2011
4/29/2005	5/18/2007	200,000	9/19/2007	4/29/2010
6/30/2006	5/18/2007	15,000	9/19/2007	6/30/2011

(9)
Pursuant to the Separation Agreement described in note (8) to this 2007 Summary Compensation Table, the Company paid Mr. Zimmerman $350,000 in a single lump sum payment on May 26, 2007, subject to statutory and authorized deductions.

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)		All Other Option Awards: Number of Securities Underlying Options (2)		Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Grant Date (4)	Grant Date Fair Market Value of Stock and Option Awards (5)
Joseph M. Brooker	4/5/2007	5,000	(6)	—		—	—	$4,300
	5/1/2007	20,000	(6)	—		—	—	$22,200
	6/21/2007	5,000	(6)	—		—	—	$5,750
	6/21/2007	—		100,000	(7)	$1.14	$1.14	$114,000
	7/5/2007	—		200,000	(7)	$1.14	$1.14	$228,000
Paul Wiesner	7/17/2007	20,000	(8)	—		—	—	$21,200
Keith J. Knapstad	7/5/2007	20,000	(8)	—		—	—	$22,600
Donald R. Martin(9)	—	—		—		—	—	—
J. Scott Zimmerman(10)	4/2/2007	3,750	(11)	—		—	—	$3,563
	6/21/2007	1,250	(11)	—		—	—	$1,438
	6/21/2007	—		15,000	(11)	$1.14	$1.14	$17,100

(1)
Amounts represent RSUs granted under the Storm Cat Energy Corporation Restricted Share Unit Plan.  Unvested RSUs generally vest upon a change in control of the Company, as such term is defined in the Storm Cat Energy Corporation Change in Control Severance Pay Plan.

(2)
Amounts represent options granted under the Storm Cat Energy Corporation Amended and Restated Share Option Plan.  These options expire five years from the date of grant and are subject to earlier termination upon certain events related to termination of employment.  Options not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in the Storm Cat Energy Corporation Change in Control Severance Pay Plan.

(3)
Options are granted with an exercise price in Canadian dollars and based on the closing market price of the Company’s common shares on the TSX on the date of grant or on the date prior to the grant. The exercise price of the grant made to Mr. Brooker on June 21, 2007, was based on the closing market price of the Company’s common shares on the TSX on the date of the grant, which was C$1.22. The grants made to Mr. Brooker and Mr. Zimmerman on July 5, 2007, was based on the closing market price of the Company’s common shares on the TSX on the date of the grant, which was C$1.20. The amounts shown here are a conversion of the exercise price into US Dollars on the date of the grant.

(4)	Amounts reflect closing market price of the Company’s common shares on the dates of grant based as traded on AMEX.

(5)
Amounts represent the full grant date fair value of RSUs and stock options granted to the named executive officers. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. See notes (1) and (2) to the “2007 Summary Compensation Table” for further discussion regarding computation of these amounts.

(6)
Mr. Brooker was granted 5,000 and 20,000 unrestricted RSUs on April 5, 2007 and May 1, 2007, respectively, as a consultant prior to commencement of his employment.  Subsequent to his employment, he was granted 5,000 RSUs that vest ratably (1,250 shares) at the end of each quarter for his services as a director on the board of directors during the following twelve months from the date of grant in accordance with the Director Compensation Policy.  See note (2) to the “2007 Director Compensation Table” for more information.

(7)
Of Mr. Brooker’s awards, 100,000 were received as a one-time grant in connection with his appointment as a director, with 33,333, 33,333 and 33,334 vesting on December 21, 2007, June 21, 2008, and December 21, 2008, respectively, and 200,000 were received as a one-time grant in connection with his appointment as Chief Executive Officer, with 66,666, 66,667 and 66,667 vesting on July 5, 2008, January 5, 2009, and July 5, 2009, respectively.

(8)	Amounts represent unrestricted RSUs granted to Messrs. Wiesner and Knapstad.

(9)	Mr. Martin resigned as Vice President of Canadian and International Operations on July 9, 2007, effective July 31, 2007.

(10)
Mr. Zimmerman resigned as the President and Chief Executive Officer effective as of April 9, 2007. Mr. Zimmerman did not stand for re-election at last year’s Annual General Meeting and his term as a director expired on June 21, 2007.

On May 18, 2007, the Company entered into a Separation Agreement with Mr. Zimmerman.  Pursuant to the Separation Agreement, the Company agreed to accelerate Mr. Zimmerman’s outstanding unvested stock options and agreed to extend the expiration date of Mr. Zimmerman’s options from 90 days after the effective date of Mr. Zimmerman’s resignation as set forth in the original terms of the option award until the original expiration date of each of the options.  As a result of such modifications, these options were subject to the retirement eligibility provisions of SFAS 123R, which resulted in acceleration of expense recognition, as more fully described in note (8) to the “2007 Summary Compensation Table.”  The incremental fair value, computed as of the modification date in accordance with SFAS 123R, with respect to the modified options is $392,522, converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565.

(11)
Mr. Zimmerman was granted (i) 3,750 unrestricted RSUs on April 2, 2007 for board service during the third and fourth quarters of 2006 and the first quarter of 2007, (ii) 1,250 unrestricted RSUs on June 21, 2007 for board service during the second quarter of 2007, and (iii) 15,000 fully-vested options for board service the previous twelve months. See notes (2) and (3) to the “2007 Director Compensation Table” for more information.

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (4)
Joseph M. Brooker	33,333	66,667	(5)	$1.14	6/21/2012	—		—
	—	200,000	(6)	$1.14	7/5/2012	—		—
	—	—		—	—	2,500	(7)	$1,775
Paul Wiesner	200,000	—		$1.62	3/16/2010	—		—
	133,334	66,666	(8)	$2.59	3/9/2011	—		—
Keith J. Knapstad	200,000	—		$2.17	4/15/2010	—		—
	133,334	66,666	(8)	$2.59	3/9/2011	—		—
Donald R. Martin(9)	—	—		—	—	—		—
J. Scott Zimmerman(10)	900,000	—		$0.38	8/25/2009	—		—
	200,000	—		$1.51	4/29/2010	—		—
	300,000	—		$2.59	3/9/2011	—		—
	15,000	—		$2.40	6/30/2011	—		—

(1)	All exercisable options are currently vested.

(2)
Options are granted with an exercise price in Canadian dollars and based on the closing market price of the Company’s common shares on the TSX on the date of grant or on the date prior to the grant.  The exercise price amounts shown here reflect a conversion from Canadian dollars to U.S. dollars based on the exchange rate on the date of the original grant.

(3)
The expiration date shown is the latest date the options may be exercised.  Options may terminate earlier in certain circumstances, such as in connection with a named executive officer’s termination of employment.

(4)
The market value of RSUs that have not vested was computed by multiplying the number of RSUs by the closing price of the Company’s common shares underlying the RSUs on the TSX at December 31, 2007, which was $0.71 as converted from Canadian dollars to U.S. dollars based on the exchange rate on December 31, 2007.

(5)	Options vest as to 33,333 on June 21, 2008 and 33,334 on December 21, 2008.

(6)	Options vest as to 66,666 on July 5, 2008, 66,667 on January 5, 2009 and 66,667 on July 5, 2009.

(7)	RSUs vest at the rate of 1,250 on March 31, 2008 and June 30, 2008.

(8)	Options vested on March 9, 2008.

(9)
Mr. Martin resigned as Vice President of Canadian and International Operations on July 9, 2007, effective July 31, 2007.  As of Mr. Martin’s resignation, all unvested stock options were terminated as of Mr. Martin’s resignation and all vested options remained exercisable for 90 days after July 31, 2007.

(10)
Mr. Zimmerman resigned as the President and Chief Executive Officer effective as of April 9, 2007. Pursuant to the Separation Agreement, as further described in note (8) to the “2007 Summary Compensation Table,” the Company agreed to accelerate Mr. Zimmerman’s outstanding unvested stock options and agreed to extend the expiration date of Mr. Zimmerman’s options from 90 days after the effective date of Mr. Zimmerman’s expiration of his term as a director as set forth in the original terms of the option award until the original expiration date of each of the options.

Option Exercises and Stock Vested In Year 2007

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized On Vesting (1)
Joseph M. Brooker	27,500	$28,312(2)
Paul Wiesner	20,000	$21,200(3)
Keith J. Knapstad	20,000	$22,600(4)
Donald R. Martin	—	—
J. Scott Zimmerman	5,000	$5,000(5)

(1)
These amounts reflect the number of shares acquired and the aggregate dollar amount realized on the vesting of RSUs for each of the named executive officers during the most recent year ended December 31, 2007. The value realized was computed by multiplying the number of RSUs by the market value of the Company’s common shares underlying the RSUs on the TSX on the vesting date (or the next trading day as applicable).  The value of the Company’s common shares at vesting is based on the closing market price of our common shares and converted from Canadian dollars to U.S. dollars based on the exchange rate on the date of vesting.

(2)
As a consultant, Mr. Brooker acquired 5,000 shares with a market price of $0.86 upon vesting of RSUs on April 5, 2007 and 20,000 shares with a market price of $1.11 upon vesting of RSUs on May 1, 2007.  In addition, as a director, he acquired 1,250 common shares with a market price of $0.74 upon vesting of RSUs on September 30, 2007, and 1,250 common shares with a market price of $0.71 upon vesting of RSUs on December 31, 2007.

(3)	Mr. Wiesner acquired 20,000 common shares with a market price of $1.06 upon vesting of RSUs on July 17, 2007.

(4)	Mr. Knapstad acquired 20,000 common shares with a market price of $1.13 upon vesting of RSUs on July 5, 2007.

(5)
Mr. Zimmerman acquired 3,750 common shares with a market price of $0.95 upon vesting of RSUs on April 2, 2007, and 1,250 common shares with a market price of $1.15 upon vesting of RSUs on June 21, 2007.

Potential Payments Upon Termination or Change in Control

Pursuant to our Amended and Restated Share Option Plan, upon a sale of the Company, all unvested options, other than those granted to consultants conducting activities intended to promote the merits or awareness of or the purchase or sale of the Company’s securities, will be deemed fully vested.

If a sale of the Company were to have occurred on December 31, 2007, there would be no intrinsic value of options accelerated for any of our named executive officers because the closing market price of the Company’s common shares on the TSX on December 31, 2007, is less than the exercise prices of the options granted to our named executive officers of the Company that are currently unvested that would have been accelerated upon a sale of the Company.

Pursuant to our Restricted Share Unit Plan, upon the occurrence of a change of control of the Company, all outstanding RSUs will automatically vest in full. As of December 31, 2007, 2,500 of the RSUs held by our Chief Executive Officer had not fully vested, and as a result, were such change in control to have occurred on December 31, 2007, the value of RSUs accelerated for our Chief Executive Officer would have been $1,775.

On September 19, 2007, the board of directors, upon the recommendation of and approval by the Compensation Committee, adopted and approved a Change in Control Severance Pay Plan. For a description of this plan, see the discussion above under the heading “Compensation Discussion and Analysis—Potential Payments Upon Termination.”

Upon the occurrence of a change in control, the Company has agreed to pay to an employee, if the Company terminates such employee’s employment other than for cause, or if the employee terminates employment due to death or for good reason, during the change in control period, the following amounts: (i) the accrued obligations of the Company owing to the employee, including base salary owed to date, the employee’s annual bonus on a pro rata basis and any accrued vacation pay not already paid; and (ii) additional severance benefits to three tiers of employees as follows:

•
Tier 1 Employees: Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer.  An amount equal to two times the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 1 Employee is eighteen months.

•
Tier 2 Employees: All employees that are not Tier 1 Employees and that have been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to one time the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 2 Employee is twelve months.

•
Tier 3 Employees: All employees that are not Tier 1 Employees and that have NOT been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to the employee’s monthly compensation (one-twelfth of annual base salary) for each consecutive month period of service with the Company (rounded to the nearest month), up to a maximum severance benefit of eleven times the Employee’s monthly compensation and a minimum severance benefit of two times the employee’s monthly compensation.

Such severance benefits are contingent upon the completion of the change in control and may be offset against certain other amounts owing or offers made to the employee. If any employee is terminated for cause, such employee shall be entitled only to his or her annual base salary and other benefits through the date of termination. All equity compensation grants made to an employee by the Company and outstanding at the time of a change in control shall be accelerated and vest 100%.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out, as of the end of the Company’s fiscal year ended December 31, 2007, all information required with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,550,000	$1.79(1)	3,716,250(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,550,000	$1.79(1)	3,716,250(2)

(1)	As converted into US dollars based on the average exchange rate for 2007 of C$1.00: US$0.93565.

(2)
This figure excludes common shares issued on exercise of outstanding options under the Storm Cat Energy Corporation Amended and Restated Share Option Plan and common shares issued upon vesting of RSUs under the Storm Cat Energy Corporation Restricted Share Unit Plan through December 31, 2007.

Share Option Plan

The shareholders of the Company first adopted the Storm Cat Energy Corporation Share Option Plan at the Annual and Special Meeting held on June 23, 2005, for the benefit of directors, officers, employees, management employees and consultants of the Company. The shareholders of the Company approved certain amendments to the Share Option Plan at the Extraordinary General Meeting held on October 20, 2005. At the Annual and Special General Meeting held on June 27, 2006, the shareholders approved the Amended and Restated Share Option Plan, which was further amended upon approval of shareholders at the Annual General Meeting held on June 21, 2007. See Proposals 3 and 4 contained in the Company’s proxy statement for the 2007 Annual General Meeting filed with the SEC April 30, 2007, and available on SEDAR at www.sedar.com, for a description of the principal features of the Amended and Restated Share Option Plan.

Restricted Share Unit Plan

On June 27, 2006, the shareholders of the Company approved our Restricted Share Unit Plan at the Annual and Special General Meeting, which was amended upon approval of shareholders at the Annual General Meeting held on June 21, 2007.

Under the Restricted Share Unit Plan, RSUs are granted to directors, officers, employees and consultants. The RSUs are “phantom” shares that rise and fall in value based on the value of the Company’s common shares and are redeemed for cash or actual common shares on the vesting dates determined by the board of directors when the RSUs are granted. See Proposal 5 contained in the Company’s proxy statement for the 2007 Annual General Meeting filed with the SEC April 30, 2007, and available on SEDAR at www.sedar.com, for a description of the principal features of the Restricted Share Unit Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and holders of greater than ten percent (10%) of our common shares are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the year ended December 31, 2007, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent shareholders were satisfied, other than the late reporting of (i) the vesting of RSUs on September 30, 2007, granted to our directors for board service; (ii) the grant of RSUs on September 19, 2007, to Mr. Wozniak; (iii) the grant of options and RSUs on June 21, 2007, to Mr. Brooker; and (iv) the grant of RSUs on April 2, 2007, to our directors for board service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

The board has adopted a policy for the review, approval or ratification of transactions involving the Company and “related persons” as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:

•
Any proposed related person transaction must be reported to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, which we refer to in this policy as authorized officers, and reviewed and approved by the Audit Committee, after full disclosure of the related person’s interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

•
If an authorized officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person’s interest in the transaction, and, in its discretion, may ratify the transaction at the next Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of such authorized officer.

•
An authorized officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person’s interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

•	Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

•
In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

•	The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions

The Company has entered into an agreement with Beatty & Wozniak, P.C., a law firm of which Mr. Wozniak is a partner, for a retainer and legal fees of a minimum of $10,000 per month plus reasonable expenses. In the year ended December 31, 2007, the Company paid Beatty & Wozniak $240,564 in legal fees and expenses.

Prior to his appointment as chief executive officer, Mr. Brooker acted as a consultant to the board of directors in March and April 2007.  In exchange for these consulting services, the Company granted to Mr. Brooker 25,000 RSUs as consulting fees.

The Company closed its private offerings of  Series A Convertible Subordinated Notes due March 31, 2012 and Series B Convertible Subordinated Notes due March 31, 2012, on January 30, 2007, and March 30, 2007, respectively. Trapeze Asset Management Inc. and Trapeze Capital Corp., two related entities that, together with a group including 1346049 Ontario Limited and Randall Abramson, beneficially own more than 5% of the Company’s common shares, participated in both the Company’s Series A Note and Series B Note offerings. The two entities purchased $3,700,000 in Series A Convertible Subordinated Notes, convertible at a rate of $1.17 per share into 3,162,394 common shares, and $13,100,000 in Series B Convertible Subordinated Notes, convertible at a rate of $1.17 per share into 11,196,581 common shares.

Both Series A Convertible Subordinated Notes and Series B Convertible Subordinated Notes accrue interest at a rate of 9.25% per annum, which the Company pays quarterly in arrears. The Notes are immediately convertible at a conversion price of $1.17 per share. Our board of directors approved the transactions with Trapeze Asset Management Inc. and Trapeze Capital Corp.

Employment and Indemnification Agreements

We do not have employment agreements with any of our officers or employees. On December 8, 2005, the board of directors adopted a form of Indemnity Agreement to be used as a template for the Company’s indemnity agreements with the directors and officers. Pursuant to the Indemnity Agreement, the Company will indemnify each director and officer against claims against such person in connection with the execution of his or her duties as a director or officer of the Company or by virtue of he or she holding any other position as a director or officer with any other entity at the Company’s request; provided that a court does not find that such individual did not fail to act honestly and in good faith with a view to the best interest of the Company or any other entity with which such individual holds or held a position as a director or officer at the Company’s request, in the case of a criminal proceeding or administrative proceeding enforced by a monetary penalty, such individual did not have reasonable grounds for believing that his or her conduct was unlawful, and in the case of any act, error or omission of such individual, he or she acted fraudulently or maliciously. As of the date of this proxy statement, the Company has entered into indemnity agreements with each of its directors and officers.

PROPOSAL 2. RATIFICATION OF SELECTION AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has unanimously selected Hein & Associates LLP to be our independent registered public accounting firm and auditors for the year ending December 31, 2008, and has further directed that management submit the selection of Hein & Associates LLP as our independent registered public accounting firm and auditors for the year ending December 31, 2008, for ratification and appointment  by the shareholders at the Annual General Meeting. Hein & Associates LLP was first appointed auditors of the Company on September 6, 2005.

Appointment of Hein & Associates LLP by the shareholders is required by subsection 204(2) of the Business Corporations Act of British Columbia, under which the Company is organized. The Audit Committee’s selection is being submitted to the shareholders for ratification and appointment at the Annual General Meeting. The persons designated in the enclosed proxy will vote your shares “FOR” ratification and appointment unless you include instruction in your signed proxy to the contrary. If the shareholders fail to ratify and appoint the selection of this firm, our Audit Committee will reconsider the matter.

Representatives of Hein & Associates are not expected to be present at the Annual General Meeting to answer questions from the shareholders. If representatives of Hein & Associates LLP are present at the Annual General Meeting and so desire, they will be given an opportunity to make a statement on behalf of Hein & Associates LLP.

None of our directors or executive officers has any substantial interest, direct or indirect, in Hein & Associates LLP.

The board of directors unanimously recommends a vote “FOR” ratification of the selection and appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

OTHER BUSINESS

Pursuant to the Business Corporations Act of British Columbia, our management will present our audited financial statements for the fiscal year ended December 31, 2007, together with our auditors report thereon to the shareholders at the Annual General Meeting. Our management knows of no other matter to be acted upon at the Annual General Meeting. If any other matters are properly brought before the Annual General Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Storm Cat’s common shares will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com and at the SEC’s website at www.sec.gov. Shareholders may contact the Company by mail at 1125 17th Street, Suite 2310, Denver, Colorado, 80202, by telephone at 303.991.5070, or by fax at 303.991.5075 to request copies of the documents referenced herein and in the Company’s Annual Report on Form 10-K for year ended December 31, 2007.

SHAREHOLDER PROPOSALS

In order to include a shareholder proposal in the proxy statement and form of proxy relating to the Company’s next annual general meeting of shareholders following the end of 2008, we must receive it no later than December 31, 2008. Any shareholder proposal submitted to us for consideration at next year’s annual general meeting but which is not intended to be included in the related proxy statement and form of proxy must be received by March 28, 2009. A proxy will confer discretionary authority on the Company to vote a proxy with respect to any matter that is not submitted to the Company by March 28, 2009.

AVAILABILITY OF REPORT ON FORM 10-K

Upon your written request, we will provide to you a complimentary copy of the 2007 Annual Report on Form 10-K (without exhibits) as filed with the SEC. The Annual Report includes audited consolidated financial statements for the year ended December 31, 2007, together with the auditor’s report thereon. Your request should be mailed to Storm Cat’s offices, addressed as follows: Storm Cat Energy Corporation, 1125 17th Street, Suite 2310, Denver, Colorado 80202. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, on SEDAR at www.sedar.com, or by visiting Storm Cat’s Internet web site at www.stormcatenergy.com and clicking on “Investors,” then on “Annual Reports” or by clicking on “Contact Us” then on “Request Information” and completing the request form.

By Order of the Board of Directors,

/s/ Paul Wiesner
Paul Wiesner
Chief Financial Officer, Treasurer and Secretary

April 29, 2008

STORM CAT ENERGY CORPORATION

000001
SAM SAMPLE
123 SAMPLES STREET		Security Class	COMMON CLASS
SAMPLETOWN SS X9X
Holder Account Number
		C9999999999	I N D

Form of Proxy - Annual General Meeting to be held on June 18, 2008
This Form of Proxy is solicited by and on behalf of the Board of Directors.

Notes to proxy
1.
Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.
If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.
4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5.
The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.
The securities represented by this proxy will be voted or withheld from voting, or will not be voted if the holder chose to abstain from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.
8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 10:00 a.m. Mountain daylight time on Tuesday, June 16, 2008.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone	To Vote Using the Internet
•Call the number listed BELOW from a touch tone telephone.	•Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER   014037HOLDER ACCOUNT NUMBER   C9999999999ACCESS NUMBER   99999

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+	SAM SAMPLE	C9999999999	*C9999999999*		+
		IND	C01	*C9999999999*

Appointment of Proxyholder

The undersigned shareholder ("Registered Shareholder") of Storm Cat Energy Corporation (the "Company") hereby appoint(s): Joseph M. Brooker, Chief Executive Officer of the Company or failing him, Paul Wiesner, Chief Financial Officer of the Company,
OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Storm Cat Energy Corporation to be held at the offices of Storm Cat Energy Corporation at 8th Avenue SW, Suite 200, 209, Calgary, Alberta, Canada.  For directions to attend the Annual General Meeting, contact Director of Investor Relations at 303.991.5070.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01: Joseph M. Brooker	☐	☐	02: Robert J.Clark	☐	☐	03: Michael J. O'Byrne	☐	☐
04. Robert D. Penner	☐	☐	05. Jon R. Whitney	☐	☐	06. David G. Wight	☐	☐
07: Michael J. Wozniak	☐	☐

2. Appointment of Auditors	For	Against	Withhold/Abstain
To ratify the Audit Committee's selection of and appoint Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.
/ /

Important Notice of Internet Availability of Proxy Materials for the Annual General Meeting: The Notice of Annual General Meeting, Proxy Statement and Annual Report are available at www.stormcatenergy.com/2008annualmeeting.

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